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                                                                    Exhibit 99.4


                        IDEC PHARMACEUTICALS CORPORATION

                  1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                 (AMENDED AND RESTATED THROUGH JANUARY 12, 2000)

       I.         PURPOSE OF THE PLAN

                  This 1993 Non-Employee Directors Stock Option Plan (the "Plan") is intended to promote the interests of IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Corporation"), by providing the non-employee members of the Corporation's Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

                  All share numbers in this January 12, 2000 restatement reflect the two-for-one split of the Common Stock which was effected on December 21, 1999.

      II.         DEFINITIONS

                  For purposes of the Plan, the following definitions shall be in effect:

                  BOARD:  the Corporation's Board of Directors.

                  CODE:  the Internal Revenue Code of 1986, as amended.

                  COMMON STOCK:  shares of the Corporation's common stock.

                  CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

                           a. any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) who directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders; or

                           b. there is a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a


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         majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                  CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

                           a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

                           b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

                           c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities are transferred to person or persons different from those who held such securities immediately prior to such merger.

                  EFFECTIVE DATE: September 24, 1993, the date the Plan was originally adopted by the Board. The Plan was subsequently approved by the Corporation's stockholders on May 19, 1994. On January 25, 1995, the Board adopted an amendment to the Plan which increased the number of shares of Common Stock issuable thereunder by an additional 200,000 shares, and that amendment was approved by the stockholders at the 1995 Annual Meeting. The Plan was subsequently restated by the Board on February 20, 1998, and such restatement was approved by the Corporation's stockholders at the 1998 Annual Meeting. On January 12, 2000, the Board authorized an increase of 300,000 shares of Common Stock to the share reserve under the Plan, and that amendment was approved by the stockholder at the 2000 Annual Meeting.

                  FAIR MARKET VALUE: the Fair Market Value per share of Common Stock is determined in accordance with the following provisions:

                           a. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on The Nasdaq Stock Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by The Nasdaq Stock Market and published in THE WALL STREET JOURNAL. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.


                                       2.
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                           b. If the Common Stock is at the time listed or
         admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in THE WALL STREET JOURNAL. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                  HOSTILE TAKE-OVER: the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

                  1934 ACT:  the Securities Exchange Act of 1934, as amended.

                  OPTIONEE: any person to whom an option is granted under the Plan.

                  PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

                  SERVICE: the performance of services as a member of the Board.

                  TAKE-OVER PRICE: the GREATER of (a) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

     III.         ADMINISTRATION OF THE PLAN

                  The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) shall be determined by the express terms and conditions of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.


                                       3.
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      IV.         STOCK SUBJECT TO THE PLAN

                  A. Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,040,000 shares(1), subject to adjustment from time to time in accordance with the provisions of this Article IV.

                  B. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for subsequent option grants under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the option exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. Shares subject to any option or portion thereof surrendered in accordance with Article VII shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

                  C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made per each new or continuing non-employee Board member under the Plan, and (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board shall be final, binding and conclusive.

-------------
    1 Adjusted to reflect (i) the 2-for-1 split of the Common Stock effected by the Corporation on December 21, 1999, (ii) the 200,000 share increase authorized by the Board on January 25, 1995 and approved by the stockholders at the 1995 Annual Meeting, (iii) the 240,000 share increase authorized by the Board on February 20, 1998 and approved by the stockholders at the 1998 Annual Meeting, and (iv) the 300,000-share increase authorized by the Board on January 12, 2000 and approved by the stockholders at the 2000 Annual Meeting.


                                       4.
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       V.         ELIGIBILITY

                  A. ELIGIBLE OPTIONEES. The individuals eligible to receive automatic option grants pursuant to the provisions of this Plan shall be limited to (i) those individuals who are first elected or appointed as non-employee Board members after the Effective Date, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who continue to serve as non-employee Board members after such Effective Date, whether or not they commenced Board service prior to such Effective Date. In no event, however, shall any non-employee Board member be eligible to participate in the Plan if such individual has previously been in the employ of the Corporation (or any parent or subsidiary corporation) at any time after December 31, 1989. Each non-employee Board member eligible to participate in the Plan pursuant to the foregoing criteria shall be designated an Eligible Director for purposes of the Plan.

      VI.         TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

                  A. GRANT DATE. Pursuant to the terms of this January 12, 2000 restatement, which became effective as of the date of the 2000 Annual Stockholders Meeting, option grants shall be made on the dates specified below:

                           - Each individual who is first elected or appointed as an Eligible Director, whether through appointment by the Board or election by the Corporation's stockholders, on or after the date of the 2000 Annual Stockholders Meeting, shall automatically be granted, on the date of such initial election or appointment, a non-statutory stock option to purchase 17,500 shares of Common Stock.

                           - On the first trading day on The Nasdaq Stock Market in January of each calendar year (commencing with calendar year 2001), each individual who is at the time serving as an Eligible Director shall automatically be granted on such date a non-statutory option to purchase 5,000 shares of Common Stock, provided such individual has served as a Board member for a period of at least six (6) months.

                  There shall be no limit on the number of 5,000-share option grants any one Eligible Director may receive over his or her period of Board service.

                  Stockholder approval of this January 12, 2000 restatement at the 2000 Annual Meeting constituted pre-approval of each option grant subsequently made pursuant to the provisions of the Plan as restated and the subsequent exercise of that option in accordance with its terms.


                                       5.
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                  B. EXERCISE PRICE. The exercise price per share of Common
Stock subject to each automatic option grant shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

                  C. PAYMENT.

                           The exercise price shall become immediately due upon
exercise of the option and shall be payable in one of the alternative forms specified below:

                                 (i) full payment in cash or check made payable to the Corporation's order; or

                                (ii)        full payment in shares of Common
         Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial-reporting purposes and valued at Fair Market Value on the Exercise Date (as such term is defined below); or

                               (iii) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial-reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check payable to the Corporation's order; or

                                (iv)        to the extent the option is
         exercised for vested shares, full payment through a broker-dealer sale and remittance procedure pursuant to which the non-employee Board member (I) shall provide irrevocable instructions to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares and (II) shall concurrently provide directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                  For purposes of this subparagraph VI.C, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the option price for the purchased shares must accompany the exercise notice. However, if the option is exercised for any unvested shares, then the optionee must also execute and deliver to the Corporation a stock purchase agreement for those unvested shares which provides the Corporation with the right to repurchase, at the exercise price paid per share, any unvested shares held by the optionee at the time of cessation of Board service and which precludes the sale, transfer or other disposition of any shares purchased under the option, to the extent those shares are subject to the Corporation's repurchase right.


                                       6.
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                  D. OPTION TERM. Each automatic grant under the Plan shall have a maximum term of ten (10) years measured from the automatic grant date.

                  E. EXERCISABILITY/VESTING. Each automatic grant shall be immediately exercisable for any or all of the option shares. However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. Each initial 17,500 share option shall vest, and the Corporation's repurchase right shall lapse, in a series of four
(4) equal and successive annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon Optionee's completion of one (1) year of Board service measured from the grant date. Each additional 5,000-share automatic grant shall vest, and the Corporation's repurchase with respect thereto shall lapse, upon Optionee's completion of one (1) year of Board service measured from the automatic grant date. Vesting of the option shares shall be subject to acceleration as provided in Section VI.G and Article VII. In no event, however, shall any additional option shares vest after the Optionee's cessation of Board service.

                  F. NON-TRANSFERABILITY. During the lifetime of the Optionee, each automatic option grant, together with the limited stock appreciation right pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee other than (i) a transfer of the option effected by will or by the laws of descent and distribution following Optionee's death or (ii) a transfer of the option during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer is effected pursuant to the optionee's estate plan. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate.

                  G. EFFECT OF TERMINATION OF BOARD SERVICE.

                           1.       Should the Optionee cease to serve as a
Board member for any reason (other than death or Permanent Disability) while holding one or more automatic option grants under the Plan, then such individual shall have a six (6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which the Optionee is vested at the time of such cessation of Board service. Each such option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service, with respect to any option shares in which the Optionee is not otherwise at that time vested.

                           2.       Should the Optionee die within six (6)
months after cessation of Board service, then any automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service (less any option shares subsequently purchased by the


                                       7.
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Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the expiration of the twelve (12)-month period measured from after the date of the Optionee's death.

                           3.       Should the Optionee die or become Permanent
Disabled while serving as a Board member, then the shares of Common Stock at the time subject to each automatic option grant held by such Optionee shall immediately vest in full (and the Corporation's repurchase right with respect to such shares shall terminate), and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a twelve (12)-month period following the date of the Optionee's cessation of Board service in which to exercise such option for any or all of those vested shares of Common Stock.

                           4.       In no event shall any automatic grant under
this Plan remain exercisable after the expiration date of the ten (10)-year option term. Upon the expiration of the applicable post-service exercise period under subparagraphs 1 through 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be outstanding for any option shares in which the Optionee was vested at the time of his or her cessation of Board service but for which such option was not otherwise exercised.

                  H. STOCKHOLDER RIGHTS. The holder of an automatic option grant shall have none of the rights of a stockholder with respect to any shares subject to such option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

                  I. REMAINING TERMS. The remaining terms and conditions of each automatic option grant shall be as set forth in the form Non-statutory Stock Option Agreement attached as Exhibit A.

     VII.         CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

                  A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate Transaction, each automatic option grant under the Plan shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof).


                                       8.
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                  B. In connection with any Change in Control of the
Corporation, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Each such option shall remain fully exercisable for the option shares which vest in connection with the Change in Control until the expiration or sooner termination of the option term.

                  C. The Optionee shall have the right, exercisable at any time within the thirty (30)-day period immediately following the effective date of a Hostile Take-Over, to surrender to the Corporation each automatic option grant held by him or her under this Plan. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. Stockholder approval of this January 12, 2000 restatement at the 2000 Annual Meeting constituted the pre-approval of each option subsequently granted with such a surrender right and the subsequent exercise of that right in accordance with the provisions of this Section VII.C. Neither the approval of the Plan Administrator nor the consent of the Board shall be required at the time of the actual option surrender and cash distribution.

                  D. The shares of Common Stock subject to each option surrendered in connection with the Hostile Take-Over shall not be available for subsequent option grant under this Plan.

                  E. The automatic option grants outstanding under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    VIII.         AMENDMENT OF THE PLAN AND AWARDS

                  The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the affected optionees consent to such amendment. In addition, certain amendments to the Plan may require stockholder approval pursuant to applicable law or regulation.


                                       9.
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      IX.         EFFECTIVE DATE AND TERM OF PLAN

                  A. The Plan became effective immediately upon adoption by the Board on September 14, 1993 and was approved by the Corporation's stockholders at the 1994 Annual Meeting. On January 25, 1995, the Board adopted an amendment to the Plan which increased the number of shares of Common Stock issuable thereunder by an additional 200,000 shares, and that amendment was approved by the stockholders at the 1995 Annual Meeting.

                  B. On February 20, 1998, the Board adopted a series of amendments to the Plan (the "1998 Amendments") which (i) increased the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 240,000 shares, (ii) allowed unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price paid per share to be reissued under the Plan and (iii) effected a series of additional changes to the provisions of the Plan (including the stockholder approval requirements, the transferability of non-statutory stock options and the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock appreciation rights) in order to take advantage of the recent amendments to Rule 16b-3 of the 1934 Act which exempts certain transactions by Board members under the Plan from the short-swing liability provisions of the federal securities laws. The 1998 Amendments were approved by the Corporation's stockholder at the 1998 Annual Meeting.

                  C. On January 12, 2000, the Board authorized (i) an increase of 300,000 shares of Common Stock to the share reserve under the Plan and (ii) an extension of the term of the Directors Plan from September 13, 2003 to December 31, 2005. Such amendments were approved by the Corporation's stockholder at the 2000 Annual Meeting.

                  D. The Plan shall terminate upon the EARLIER of (i) December 31, 2005 or (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or cancelled pursuant to the cash-out provisions of the Plan. If the date of termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

       X.         USE OF PROCEEDS

                  Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes

      XI.         REGULATORY APPROVALS

                  A. The implementation of the Plan, the granting of any option under the Plan and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory


                                      10.
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authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

                  B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

     XII.         NO IMPAIRMENT OF RIGHTS

                  Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

    XIII.         MISCELLANEOUS PROVISIONS

                  A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.

                  B. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

                  C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.


                                      11.